VUZIX CORPORATION

LC CAPITAL MASTER FUND LTD

CONVERTIBLE LOAN AND SECURITY AGREEMENT

This Loan And Security Agreement is entered into as of December __, 2010, by and between LC CAPITAL MASTER FUND LTD, a Cayman Islands Corporation (“Lender”) and VUZIX Corporation, a Delaware corporation (“Borrower”).

Recitals

Borrower wishes to obtain credit from Lender, and Lender desires to extend credit to Borrower to fund the Borrower’s working capital needs and for general corporate purposes.  This Agreement sets forth the terms on which Lender will advance credit to Borrower and Borrower will repay the amounts owing to Lender.

Agreement

The parties agree as follows:

1.           Definitions and Construction.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Collateral” means the property described on Exhibit A attached hereto.

“Common Stock” means the Common Stock, $.001 par value per share, of Borrower.

1.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Date” means the date on which the Lender gives the Borrower a Conversion Notice.

“Conversion Notice” means a notice from the Lender to the Borrower that it wishes to convert all or any part of the outstanding principal balance of and interest accrued on the Loan in the form attached as Exhibit C to this Agreement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means earnings before interest, taxes, depreciation, non-cash compensation, the issuance of stock, warrants, and other rights that are treated as expenses under GAAP, the exercise of warrants and other rights that are treated as expenses under GAAP and amortization expenses.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.  “Inventory” shall not include any inventory that has been consigned to the Borrower.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan” means the term loan made by Lender to Borrower pursuant to Section 2 in the principal amount of Four Million Dollars ($4,000,000), or the balance thereof from time to time outstanding.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Market Price” shall have the meaning ascribed thereto in TSX Venture Exchange Policy 1.1 or, if the shares of the Common Stock are not listed on the TSX Venture Exchange, the closing price of the shares of Common Stock quoted on the exchange on which such share are listed on the day preceding the date for which the Market Price is to be determined.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lender’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Note” means a Promissory Note in the form of Exhibit B made payable by Borrower to the order of the Lender in the principal amount of the Loan.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

3.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time; and

(d)           Subordinated Debt.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule; and

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender and (iv) Lender’s money market accounts.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests;

(c)           Liens (i) upon or in any equipment which was not financed by Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)           Any Liens created after the Closing Date and consented to by the Lender in writing in the Lenders sole discretion;

(e)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the then-existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

4.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Lender.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lender on terms acceptable to Lender (and identified as being such by Borrower and Lender).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP (except that interim financial statements shall not include normally recurring year-end adjustments or the notes required by GAAP).  When used herein, the terms “financial statements,” other than when used with respect to interim financial statements, shall include the notes and schedules thereto.

2.           Loan and Terms Of Payment/CONVERSION.

2.1           The Loan.

(a)           Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of the Loan made available by Lender to Borrower hereunder.  Borrower shall also pay interest on the unpaid principal amount of the Loan at rates in accordance with the terms hereof.

(b)           Making of the Loan.

(i)           Lender, relying upon each of the representations and warranties set out in Section 5, hereby agrees with Borrower that, subject to and upon the terms of this Agreement, it shall make the Loan available to the Borrower, it being understood that the Loan will be made available in a single advance on the Closing Date.  Borrower may prepay the Loan without penalty or premium.

2.2           Interest Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as set forth in Section 2.2(b), the Loan shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to twelve percent (12%) per annum.

5.

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to seventeen  percent (17%) per annum.

(c)           Payments.  Interest hereunder shall be due and payable semi-annually with the first interest payment being due and payable on the six month anniversary of the Closing Date.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lender will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.3           Repayment.  Borrower shall repay the Loan in twenty four (24) equal monthly installments of One Hundred Forty One Thousand Six Hundred Sixty Six Dollars ($141,666) beginning on the thirteen (13) month anniversary of the Closing Date and a final Payment of Six Hundred Thousand Dollars ($600,000) together with any other amounts outstanding hereunder or in connection herewith on the four (4) year anniversary of the Closing Date.  Notwithstanding any other provisions of this Agreement to the contrary, the Borrower may repay the Loan until the greater of (i) $600,000 or (ii) an amount equal to the amount where number of shares into which the Notes and the Loan may be converted and for which the purchase rights contained in the Warrant may be exercised, in the aggregate, equals 46,517,695 as adjusted pursuant to Section 2.5 hereof, remains outstanding.

2.4           Expenses.  Borrower shall pay to Lender on the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Lender Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Lender.

2.5           Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.9, shall continue in full force and effect until the fourth (4th) anniversary of the Closing Date, or, if longer, for so long as any Obligations remain outstanding under this Agreement.  Notwithstanding termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

2.6           Conversion at the Option of the Lender.  The Lender shall have the following conversion rights.

(a)           Lender's Right to Convert.  The Loan shall be convertible at any time, in whole or in part, at the option of the Lender hereof, into fully paid, validly issued and nonassessable shares of Common Stock.  If the Loan is converted in part, the remaining portion of the Loan not so converted shall remain entitled to the conversion rights provided herein.  Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities issued pursuant to this Section 2.6 may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until April __, 2011.

(b)           Conversion Price for Converted Shares.  The outstanding principal balance of the Loan and accrued interest thereon shall be convertible by the Lender into the number of shares of Common Stock which results from application of the following formula:

6.

P + I
______________________________

$0.09965

P =         Outstanding  principal amount of the Loan submitted for conversion as of the Lender Conversion Date
I =          accrued but unpaid interest as of the Conversion Date

(c)           Limitation of Right to Convert.  Notwithstanding any other provisions of this Agreement, the maximum number of shares into which the Notes and the Loan may be converted and for which the purchase rights contained in the Warrant may be exercised, in the aggregate, shall not exceed 46,517,695.  Any attempted exercise of the conversion right contained herein which, when added to (i) the number of shares of Common Stock for which the conversion right contained herein has been previously been exercised and (ii) the number of shares for which the Warrant has previously been exercised shall be void to the extent that it would cause the aggregate of such amounts to exceed 46,517,695 and shall be deemed to be valid as an exercise for that number of shares that is equal to 46,517,695 less the number of shares acquired upon (x) prior exercises of the conversion rights contained herein and (y) prior exercises of the Warrant.  All share numbers used in the calculations provided for in this Section 2.5(c) shall be adjusted as provided in Section 2.5(e).

(d)           Mechanics of Conversion.  In order to convert the Loan (in whole or in part) into full shares of Common Stock, the Lender (i) shall give written notice in the form of Exhibit C hereto (the "Conversion Notice") by facsimile to the Borrower that the Lender elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be irrevocable (other than as described below), and (ii) as soon as practicable after such notice, shall surrender the Note, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Borrower; provided, however, that the Borrower shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Note evidencing the principal amount is delivered to the Borrower as provided above, or the Lender notifies the Borrower that such Note(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection with such lost, stolen or destroyed Notes.  If Lender is converting less than the maximum number of shares it may convert hereunder, the Borrower shall reissue the Note with the appropriate remaining principal amount as soon as practicable after the Borrower shall have received the Lender's surrendered Note.

The Company shall issue and deliver within three (3) business days of the delivery to the Borrower of such Conversion Notice at the address of the Lender, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Lender shall be entitled as aforesaid, together with a Note or Notes for the principal amount of Notes not submitted for conversion.  In the event that Lender or its designee has not received such certificate or certificates within ten (10) calendar days of the Borrower’s receipt of the Conversion Notice, the Lender may, in addition to any other rights or remedies it may have, revoke its Conversion Notice.

The conversion pursuant to this Sections 2. 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date.  The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of the Note or Notes being converted at the close of business on the Conversion Date.

(e)           Stock Splits; Dividends; Adjustments; Reorganizations.

7.

(i)    If the Borrower, at any time while the Notes are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 2.5(e) shall become effective immediately after the record date for the determination of Lenders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

(ii)    If the Borrower, at any time while the Notes are outstanding, shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the Conversion Price shall be reduced to equal the Conversion Price multiplied by a fraction (i) the numerator of which is equal to (A) the Market Price for Shares of Common Stock on the record date for the distribution minus (B) the price allocable to one share of Common Stock of the value (as jointly determined in good faith by the board of directors of the Borrower and the Lender) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed and (ii) the denominator of which is equal to the Market Price for Shares of Common Stock on the record date for the distribution.

(iii)    In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Notes is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 8), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Lenders of Notes so that each holder of Notes shall have the right thereafter to convert such Note into the kind of stock receivable upon such recapitalization, reclassification or other change by Lenders of shares of Common Stock, all subject to further adjustment as provided herein.  In such event, the formula set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

Whenever any element of the Conversion Price is adjusted pursuant to this Section 2.5(e), the Borrower shall promptly mail to each holder of the Notes, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv)    In the event of any taking by the Borrower of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holders thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Borrower shall deliver to each holder of Notes at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(v)    If the Borrower, at any time while the Notes are outstanding, shall distribute to all holders of Shares of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then such holders shall participate in such distribution on a pro rata basis with the holders of shares of Common Stock entitled to receive such dividend, distribution, issuance, subdivision or combination as if the holders held that number of shares of Common Stock that the holders would have been entitled to receive hereunder upon conversion of the Note immediately prior to the record date fixed for determination of shareholders entitled to receive such dividend, at the Conversion Price then in existence.

(f)           Fractional Shares  No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder.  The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

8.

(g)           Reservation of Stock Issuable Upon Conversion.  The Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Notes as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the holders of the Notes, the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 2) upon the conversion of all of the Notes pursuant hereto.  The Borrower covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

2.7           Limitations on Lender's Right to Convert.

(a)           Notwithstanding anything to the contrary contained herein, no Note may be converted to the extent that, after giving effect to shares of Common Stock to be issued pursuant to a Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such Lender (other than by virtue of the ownership of Notes or ownership of other securities that have limitations on a Lender's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the Lender's "affiliates" (as defined in Rule 144 of the Securities Act of 1933, as amended) that would be aggregated for purposes of determining whether a group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended), exists (an "aggregation party"), which were obtained through the conversion right contained herein or the exercise of the Warrant, would exceed 19.9% (the "Restricted Ownership Percentage") of the total issued and outstanding shares of the Borrower's Common Stock; provided that (w) each holder shall have the right at any time and from time to time to reduce its ownership below the Restricted Ownership Percentage immediately upon notice to the Borrower.

(b)           Notwithstanding anything to the contrary contained herein, no Notes/Warrants will be convertible into shares of Common Stock to the extent that such conversion will result in the LC Capital Offshore Fund Ltd. (the "Offshore Feeder") owning, holding or beneficially owning (directly or indirectly) more that 9.99% of the Common Stock (the “Ownership Limit”), and at any time, and from time to time, if the Offshore Feeder owns, holds or beneficially owns (directly or indirectly) a percentage less than the Ownership Limit, then such Notes/Warrant shall then be convertible into shares of Common Stock pursuant to this Section 2.6(b) to the extent that it would not result in the Offshore Feeder owning, holding or beneficially owning (directly or indirectly) more than the Ownership Limit.

3.           Conditions of Loans.

3.1           Conditions Precedent to the Loan.  The obligation of Lender to make the Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a)           this Agreement;

(b)           one or more promissory notes which shall be in the form of Exhibit C hereto in the aggregate principal amount of the Loan;

(c)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(d)           UCC National Form Financing Statement;

(e)           an intellectual property security agreement;

(f)           a warrant to purchase 40,000,000 shares of the common stock of Borrower (subject to adjustment and limitations as provided herein and therein);

9.

(g)           a certificate of insurance naming Lender as loss payee and additional insured;

(h)           current financial statements of Borrower;

(i)           an audit of the Collateral, the results of which shall be satisfactory to Lender;

(j)           payment of the Lender Expenses then due specified in Section 2.4 hereof;

(k)           intercreditor agreement with any subordinated creditor that the Lender reasonably deems necessary; and

(l)           such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

4.           Creation of Security Interest.

4.1           Grant of Security Interest.  Borrower grants and pledges to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and, except as set forth in the Schedule, will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2           Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all Negotiable Collateral, all financing statements and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3           Right to Inspect.  Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.           Representations and Warranties.

Borrower represents and warrants as follows:

5.1           Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the jurisdiction of its organization and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2           Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3           No Prior Encumbrances.  Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

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5.4           Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.5           Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.6           Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.  All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof and on the Schedule.

5.7           Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.8           No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  Other than as previously disclosed to Lender, there has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

5.9           Solvency, Payment of Debts.  After the closing of the transactions contemplated by this Agreement and the advancing of the amount of the Loan by Lender to Borrower pursuant hereto, Borrower will be solvent and able to pay its debts (including trade debts) as they mature.

5.10           Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower and each Subsidiary have complied with all the provisions of the Federal Fair Labor Standards Act.  Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.

5.11           Environmental Condition.  Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

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5.12           Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.13           Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.14           Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.15           Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.           Affirmative Covenants.

Borrower shall do all of the following:

6.1           Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2           Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Lender: (a) as soon as available, but in any event within twenty five (25) days after the last day of each month, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto including a comparison of the actual consolidated cash balance at the end of the previous month to the minimum required cash balance; (b) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter, a consolidated balance sheet, income, and cash flow statements covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, and prepared or reviewed by an independent certified public accounting firm reasonably acceptable to Lender, in a form acceptable to Lender, along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (e) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (d) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; and (f) such budgets, sales projections, operating plans, other financial information including information related to the verification of Borrower’s Accounts as Lender may reasonably request from time to time; provided, however, that Borrower shall not be required to provide the financial statements referred to in the preceding subsections (b) and (c) for any period with respect to which it has timely filed its reports on Form 10-Q or 10-K, as applicable, and provided copies of such reports in accordance with the preceding subsection (d).

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6.4           Audits. Lender shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing. Unless Event of Default has occurred and is continuing, such audits shall be conducted upon reasonable advance notice to Borrower, during Borrower’s normal business hours and without unnecessary disruption to the conduct of Borrower’s business in the ordinary course.

6.5           Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.6           Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.7           Insurance.

 (a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

 (b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee thereof, and all liability insurance policies shall show the Lender as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Lender before canceling its policy for any reason.  Upon Lender’s request, Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Lender, be payable to Lender, as its interest may appear,  to be applied on account of the Obligations.

6.8           Minimum Cash.  Borrower shall maintain at all times a balance of unrestricted cash and cash equivalents (not including any cash held in any collateral account), together with undrawn availability under its working capital line, of at least $500,000, measured on a monthly basis on the last day of each month.

6.9           EBITDA.  Borrower shall achieve a quarterly EBITDA as follows:
at least $0 for the quarter ending March 31, 2011;
at least $150,000 for the quarter ending June 30, 2011;
at least $500,000 for the quarter ending September 30, 2011; and

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at least $1,000,000 for the quarter ending December 31, 2011 at least $800,000 for the quarter ending March 31, 2012;
at least $800,000 for the quarter ending June 30, 2012;
at least $800,000 for the quarter ending September 30, 2012;
at least $1,500,000 for the quarter ending December 31, 2012 at least $1,000,000 for the quarter ending March 31, 2013;
at least $1,000,000 for the quarter ending June 30, 2013;
at least $1,000,000 for the quarter ending September 30, 2013; and
at least $2,000,000 for the quarter ending December 31, 2013.
6.10           Intellectual Property Rights.

(a)           Borrower shall promptly give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Lender not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Lender, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Lender with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)           Lender may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower.  Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.11           Director.  Lender may, but shall not be obligated to, nominate two members to the Borrower’s Board of Directors.  Such nominees shall be subject to the consent of the Borrower’s Board of Directors (not to be unreasonably withheld) and the TSX Venture Exchange.

6.12           Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

6.13           Working Capital Facility.  The Borrower shall provide the Lender evidence, which shall be satisfactory to the Lender in its reasonable discretion, of Borrower’s having entered into a working capital line of credit secured by accounts receivable and inventory in an amount of not less than $1,000,0000 and not more than $2,000,000. The Lender agrees to enter into an intercreditor agreement, on terms acceptable to it, with respect to such working capital line of credit whereby the lender thereunder would receive a senior secured position with respect to accounts receivable and inventory only and a second secured position with respect to such other assets of Borrower as it may desire,  For the avoidance of doubt, such loans shall be “Permitted Indebtedness” and the liens securing such loans shall be “Permitted Liens” for purpose of this Agreement.

7.           Negative Covenants.

Borrower will not do any of the following:

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7.1           Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Lender.

7.2           Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience a change in a Responsible Officer (other than by reason of the death or disability of such Responsible Officer), cease to conduct business substantially in the manner conducted by Borrower as of the Closing Date; suffer or permit a Change in Control; without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation; change its legal name; or without Lender’s prior written consent, change the date on which its fiscal year ends.

7.3           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4           Indebtedness.  Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $100,000 in any fiscal year.

7.7           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Lender or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Lender in form and substance satisfactory to Lender; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8           Transactions with Affiliates.  Except as shown on the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

7.10           Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Lender’s security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement or in the Schedule.

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7.11           Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.           Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1           Payment Default.  If Borrower fails to pay, when due, any of the Obligations;

8.2           Covenant Default.

 (a)           If Borrower fails to perform any obligation under Article 6 (other than the covenant contained in Section 6.13) or violates any of the covenants contained in Article 7 of this Agreement; or

 (b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default.

8.3           Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4           Attachment.  If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5           Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days;

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8.6           Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect;

8.7           Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Lender;

8.8           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days; or

8.9           Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

9.           Lender’s Rights and Remedies.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

 (a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Lender);

 (b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

 (c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

 (d)           Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

 (e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

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 (f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

 (g)           Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate;

 (h)           Lender may credit bid and purchase at any public sale; and

 (i)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower and any surplus will be paid immediately to Borrower.

9.2           Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (c) notify all account debtors with respect to the Accounts to pay Lender directly; (d) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (e) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (f) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes.  The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed.

9.3           Accounts Collection.  In addition to the foregoing, at any time after the occurrence of an Event of Default, Lender may notify any Person owing funds to Borrower of Lender’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Lender Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Lender deems prudent.  Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

18.

9.5           Lender’s Liability for Collateral.  So long as Lender complies with reasonable practices, Lender shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6           Remedies Cumulative.  Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7           Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.           Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:                                  Vuzix Corporation
75 Town Centre Drive
Rochester, NY 14623
Attn:  Grant Russell, EVP and CFO
FAX:  (____) _______________

If to Lender:    LC Capital Master Fund Ltd
680 Fifth Avenue 12th Fl
New York, NY 10019
Attn:  Michael Venezia
P: 212 581-8989
F: 212 581-8999

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law.  Each of Borrower and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of New York, State of New York.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

19.

12.           General Provisions.

12.1           Deferred Structuring Fee.  If the Borrower is unable to obtain a working capital line of credit and provide the Lender satisfactory evidence thereof, which evidence shall be satisfactory to the Lender in its reasonable discretion, as required pursuant to Section 7.13, within 90 days from the Closing Date, the Borrower shall pay the Lender a structuring fee of $200,000 which fee shall be represented by a promissory note, payable on the fourth anniversary of the Closing Date and convertible in to shares of the Borrower at a conversion price equal to the greater of (i) the U.S. Dollar equivalent of CDN$0.10 per share and (ii) the Market Price, on the date of issuance of such promissory note.  If the Borrower is unable to obtain a working capital line of credit and provide the Lender satisfactory evidence thereof, which shall be satisfactory to the Lender in its reasonable discretion, as required pursuant to Section 7.13, with 180 days from the Closing Date, the Borrower shall pay the Lender a structuring fee of $400,000 which fee shall be represented by a promissory note, payable on the fourth anniversary of the Closing Date and convertible in to shares of the Borrower at a conversion price equal to the greater of (i) the U.S. Dollar equivalent of CDN$0.10 per share and (ii) the Market Price, on the date of issuance of such promissory note.  The terms of the conversion rights contained therein shall be identical in all respects to the conversion rights of Lender with respect to the Loan as set forth in Section 12.1.

12.2           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.  Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder, such assignment to be made pursuant to an assignment and assumption agreement substantially in the form of Exhibit E hereto.

12.3           Indemnification.  Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.

12.4           Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.5           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6           Correction of Loan Documents.  Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7           Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

20.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Lender no later than ten (10) Business Days following the Closing Date.

12.9           Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.10         Confidentiality.  In handling any confidential information Lender and all employees and agents of Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender and (v) as Lender may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.11        Patriot Act Notice.  Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

21.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

VUZIX Corporation

By: /s/ Paul Travers

Title: President

LC CAPITAL MASTER FUND LTD

By: Richard F. Conway

Title: Director

22.

DEBTOR:	VUZIX CORPORATION

SECURED PARTY:	LC CAPITAL MASTER FUND LTD

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)
all accounts (as defined in the Code) and payment intangibles, including, without limitation, all contract rights, and all other forms of monetary obligations owing to the Grantor, and all credit insurance, guaranties, or security therefor, whether or not they have been earned by performance;

(b)
all chattel paper (as defined in the Code), including, without limitation, electronic chattel paper and tangible chattel paper evidencing both a monetary obligation and a security interest in or lease of goods, together with any guarantees, letters of credit, and other security therefore;

(c)	all commercial tort claims (as defined in the Code);

(d)
all deposit accounts (as defined in the Code) maintained by the Grantor with the Secured Party held in the name of the Grantor, and all of the cash and cash equivalents, deposited therein from time to time, and all securities, rights, interests, shares of stock, instruments, interests, or other property contained, deposited, held or otherwise added to any deposit account from time to time;

(e)
all documents (as defined in the Code), including, without limitation, any paper that is treated in the regular course of business as adequate evidence that the person in possession of the paper is entitled to receive, hold, and dispose of the goods the paper covers, including warehouse receipts, bills of lading, certificates of title, and applications for certificates of title;

(f)
all equipment (as defined in the Code), machinery and all fixtures, and all accessions, additions, attachments, improvements, substitutions and replacements thereto and thereof and warranties (express and implied) received from the sellers and manufacturers of the foregoing property, and all related claims, credits, setoffs, and other rights of recovery;

(g)
all general intangibles (as defined in the Code) of any kind, including, without limitation, all money, contract rights, corporate or other business records, all intellectual property rights, inventions, designs, formulas, patents, patent applications, service marks, trademarks, trade names, trade secrets, engineering drawings, goodwill, rights to prepaid expenses, registrations, franchises, copyrights, licenses, customer lists, computer programs and other software (as defined in the Code), source code, tax refund claims, royalty, licensing and product rights, all claims under guarantees, security interests or other security held by or granted to Grantor, all indemnification rights, and rights to retrieval from third parties of electronically processed and recorded data pertaining to any Collateral, things in action, items, checks, drafts, and all orders in transit to or from Grantor, credits or deposits of Grantor (whether general or special) that are held by the Secured Party;

(h)	all goods (as defined in the Code);

(i)
all inventory (as defined in the Code), whether in the possession of the Grantor or of a bailee or other person for sale, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials, or consigned, returned or repossessed goods, which are held for sale or lease, which are to be furnished (or have been furnished) under any contract of service or which are raw materials, work in process or materials used or consumed in Grantor’s business, and all warranties and related claims, credits, setoffs, and other rights of recovery with respect to any of the foregoing;

(j)
all instruments (as defined in the Code) including, without limitation, every promissory note, negotiable instrument, certificated security, or other writing that evidences a right to payment of money, that is not a lease or security agreement, and that is transferred in the ordinary course or conduct of business (including worldwide shipment) by delivery with any necessary assignment or endorsement;

(k)
all investment property (as defined in the Code) pledged to or delivered to Secured Party’s control from time to time, and any and all other property in which the Grantor at any time has rights and in which at any time a security interest has been transferred to the Secured Party (and regardless of whether any such property constitutes a certificated or uncertificated security or is held directly or through one or more financial intermediaries through book entries);

(l)	all letter of credit rights (as defined in the Code);

(m)	all supporting obligations (as defined in the Code);

(n)	all books, files, records (as defined in the Code) relating to the Collateral;

(o)
each policy and contract of insurance owned or maintained by the Grantor, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums, and in and to all moneys and claims for moneys in connection therewith;

(p)
all certificates and instruments evidencing any securities or other Collateral subject to this Security Agreement from time to time and all interest, dividends, distributions, cash, investment property, securities, shares of stock, and other amounts and property from time to time received, receivable, paid or payable or otherwise distributed from time to time in respect of, in exchange or substitution for, or as an addition to any of the foregoing Collateral;

(q)	all other tangible or intangible personal property of every kind and nature; and

(r)
all accessions and additions to the foregoing, substitutions therefor, and replacements, products and proceeds (as defined in the Code) of any of the property of the Grantor described in clauses (a) through (q) above (including any proceeds of insurance thereon).

EXHIBIT B

CONVERTIBLE PROMISSORY NOTE

PROMISSORY NOTE

U.S. $4,000,000	December __, 2010
New York, New York

FOR VALUE RECEIVED, Vuzix Corporation, a corporation organized and existing under the laws of the State of Delaware, with offices at 75 Town Centre Drive, Rochester, NY 14623 (the “Borrower”), hereby promises to pay to the order of LC Capital Master Fund Ltd, a corporation organized and existing under the laws of the Cayman Islands, as lender (the “Lender”) at its office at 680 Fifth Avenue, 12th Floor, New York, New York, 10019, or as it may otherwise direct, the principal sum of Four Million Dollars (U.S. $4,000,000).  The Borrower shall repay the indebtedness represented by this Note as provided in Section 2 of that certain Loan and Security Agreement dated as of December __, 2010 (the “Loan Agreement”), made by and among the Borrower, as borrower and the Lender, as Lender, pursuant to which the Lender has agreed to provide to the Borrower a secured loan in the amount of Four Million Dollars (U.S. $4,000,000) (the “Loan”).

The principal or and interest accrued on this note are convertible into shares of the $.001 par value common stock of Borrower as provided in the Agreement.

Words and expressions used herein (including those in the foregoing paragraph) and defined in the Loan Agreement shall have the same meaning herein as therein defined.

This Note may be prepaid on such terms as provided in the Loan Agreement.  Interest shall be paid on the indebtedness represented by this Note at the rate (the “Applicable Rate”) determined from time to time in accordance with Section 2 of the Loan Agreement and at the times provided in Section 2 of the Loan Agreement, which provisions are incorporated herein with full force and effect as if they were more fully set forth herein at length.  Any principal payment not paid when due, whether on the maturity date thereof or by acceleration, shall bear interest thereafter at a rate per annum equal to the Default Rate (as defined in the Loan Agreement).  All interest shall accrue and be calculated on the actual number of days elapsed and on the basis of a 360 day year.

Both principal and interest are payable in United States Dollars to the Lender, for the account of the Lender, as the Lender may direct, in immediately available same day funds.

If this Note or any payment required to be made hereunder becomes due and payable on a day which is not a Business Day, the due date thereof shall be extended until the next following Business Day and interest shall be payable during such extension at the rate applicable immediately prior thereto, unless such next following Business Day falls in the following calendar month, in which case the due date thereof shall be adjusted to the immediately preceding Business Day.

This Note is the Note referred to in the Loan Agreement and is entitled to the security and benefits therein provided, including, but not limited to, such security as provided in the Loan Documents.  Upon the occurrence of any Event of Default under Section 8 of the Loan Agreement, the principal hereof and accrued interest hereon may be declared to be (or, with respect to certain Events of Default, automatically shall become) immediately due and payable.

In the event that any holder of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance hereof, all late charges and all costs and expenses of such action, including reasonable attorneys’ fees.

The Borrower, for itself and its successors and assigns and any endorsers of the Note from time to time, hereby waives presentment, protest, demand for payment, diligence, notice of dishonor and of nonpayment, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, hereby waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including, without limitation, exemptions provided by any federal or state statute, including, without limitation, exemptions provided by or allowed under any federal or state bankruptcy or insolvency laws, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof and hereby consents to any extensions of time, renewals, releases of any party this Note, waiver or modification that may be granted or consented to by the holder of this Note.

The Borrower agrees that its obligations hereunder are absolute and unconditional without regard to the liability of any other party and that no delay on the part of the holder hereof in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in the Loan Agreement or this Note or any other agreement made in connection with this transaction, it is agreed that (a) the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon the Loan Agreement, this Note or any other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law, if any, and any excess shall be credited to the Borrower and (b) if the Lenders elect to accelerate the maturity of, or if the Borrower prepays the indebtedness described in this Note, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law and any excess interest, if any, provided for in the Loan Agreement, in this Note or otherwise, shall be credited to the Borrower automatically as of the date of acceleration or prepayment.

THE UNDERSIGNED, AND THE LENDER BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ARISING IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the date and year first above written.

Vuzix Corporation

By:
Name:
Title:

EXHIBIT C
(To be Executed by Holder
in order to Convert Note)

CONVERSION NOTICE
FOR
PROMISSORY NOTE DATED DECEMBER__, 2010

The undersigned, as Holder of the Convertible Secured Promissory Note of Vuzix Corporation (the “Company”) dated December __, 2010 in the outstanding principal amount of U.S. $_____________ (the "Note"), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into shares of Common Stock, $0.001 par value per share (the "Common Stock"), of the Company according to the conditions of the Note and the Convertible Loan and Security Agreement between the holder and the Company, as of the date written below.  The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:	NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder:

Issue Common Stock to: ___________________________
at: _______________________________________

Electronically transmit and credit Common Stock to:
_________________at: ___________________

Date of Conversion

Applicable Conversion Rate

THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A. Outstanding Principal Amount converted:	$
B. Accrued, unpaid interest on Outstanding Principal Amount converted:	$

Total dollar amount converted (total of A + B)	$

Exchange Price	$
Number of Shares of Common Stock = Total dollar amount converted = Conversion Price	$ $
Number of shares of Common Stock =

Please issue and deliver _____ new Notes(s) in the following amounts:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	LC CAPITAL MASTER FUND LTD

FROM:	VUZIX CORPORATION

The undersigned authorized officer of VUZIX Corporation hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Lender dated December __, 2010 (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) (except, in the case of interim financial statements, for normally recurring year-end adjustments or the notes required by GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Cash Position	Monthly within 25 days	Yes	No

Quarterly financial statements + Compliance Cert.	Quarterly within 45 days	Yes	No
Annual (CPA Audited)	FYE within 120 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R Audit	Semi-Annual	Yes	No
IP Notices	As required under Section 6.10	Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Monthly Cash	$500,000	$_________	Yes	No
Minimum Quarterly EBITDA:

Quarter ending 3/31/11	$0	$_________	Yes	No
Quarter ending 6/30/11	$150,000	$_________	Yes	No
Quarter ending 9/30/11	$500,000	$_________	Yes	No
Quarter ending 12/31/11	$1,000,000	$_________	Yes	No
Quarter ending 3/31/12	$800,000	$_________	Yes	No
Quarter ending 6/30/12	$800,000	$_________	Yes	No
Quarter ending 9/30/12	$800,000	$_________	Yes	No
Quarter ending 12/31/12	$1,500,000	$_________	Yes	No
Quarter ending 3/31/13	$1,000,000	$_________	Yes	No
Quarter ending 6/30/13	$1,000,000	$_________	Yes	No
Quarter ending 9/30/13	$1,000,000	$_________	Yes	No
Quarter ending 12/31/13	$2,000,000	$_________	Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

    Schedule of Exceptions

Permitted Indebtedness (Section 1.1)

-	Secured Debts continuing after closing:
o	Lampe Conway, LLC.
o	Paul Travers – convertible note payable of $209,208 plus accrued interest.
o	Paul Travers – note payable of $215,500 plus accrued interest.
o	Vast Corporation - agreement payable of $1,000,000 plus accrued interest.
o	Kopin Corporation – agreement payable of $746,000 plus accrued interest.
o	John Burtis – notes payable of $125,000 plus accrued interest.
o	Capital leases - see table of 18 leases under Permitted Liens
-	Other indebtedness after closing:
o	Accrued compensation to Paul Travers of $336,298.39 plus accrued interest.Convertible at Cdn$0.20.
o	Accrued compensation to Grant Russell of $255,131.28 plus accrued interest. Convertible at Cdn$0.20.
-	Debts being retired with closing:
o	JP Morgan Chase Bank - Line of credit of $112,500 along with any accrued interest since the prior month’s payment
o	Bank of America - Line of credit of $100,000 along with any accrued interest since the prior month’s payment.
o	Vicente Gavieres – note payable of $50,000 plus accrued interest of $5,473.92 as of December 22, 2010. Secured. Bears interest at 18% interest rate.
o	Sally Burdick – accrued interest of $107,306.92; principal repaid. Secured. Bears interest at 18% interest rate.

Permitted Investments (Section 1.1)

-	None and than Vuzix (Europe) Limited subsidiary.

Permitted Liens (Section 1.1)

o	Lampe Conway – term loan of $4,000,000.
o	Paul Travers – convertible note payable of $209,208 plus accrued interest
o	Paul Travers – note payable of $215,500 plus accrued interest.
o	Vast Corporation - agreement payable of $1,000,000 plus accrued interest.
o	Kopin Corporation – agreement payable of $746,000 plus accrued interest.
o	Capital leases – see table below with balances as of November 30, 2010

Lessor	Address	Account #	Lease Date	Original Balance	Current Balance – Nov 30, 2010	Asset Leased
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-015	Feb-08	2,558.27	262.55	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-016	Feb-08	3,705.45	377.97	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-017	Mar-08	5,765.68	777.43	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-018	Mar-08	3,019.80	410.43	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-020	Aug-09	7,417.01	4,658.68	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-021	Sep-09	1,644.09	1,082.27	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	003-7695903-022	Sep-09	3,862.79	2,528.68	Computers
Dell	P.O. Box 5292 Carol Stream, IL 60197	001-7695903-024	Oct-10	4,405.65	3,990.24	Computers
Key Bank	11030 Circle Point Rd Westminster, CO 80020	591195883002	Jul-10	25,775.00	22,172.63	SAP Licenses
Pawnee	700 Centre Ave. Fort Collins, Co 80526	323784	Sep-10	30,275.34	24,528.16	computers and R&D Equipment/Software
CapNet	PO Box 2149 Gig Harbor, WA 98335	40046749-1	Mar-08	31,798.79	6,225.58	Computer hardware/software
Meridian	36 Kirby Trail Fairport, NY 14450	06-1002001	Sep-06	29,204.10	6,275.57	Furniture
Key Bank	600 Travis St Houston, TX 77002	1330644	Sep-07	121,200.00	53,328.64	SAP Fourth Shift Software
Marlin	PO Box 637 Mount Laurel, NJ 0854	001-0374983-001	Jun-06	21,147.24	2,594.04	manufacturing equipment
Marlin	PO Box 637 Mount Laurel, NJ 0854	001-0374983-002	Oct-08	31,634.37	11,191.28	manufacturing equipment
Stratasys	NW-7463 P.O. Box 1450 Minneapolis, MN 55485	170626	Sep-07	42,850.00	7,565.49	3D Printer-Engineering
Alliance	800 Walnut St. Des Moines, IA 50309	001-0085855-001	May-10	16,485.00	14,181.10	manufacturing equipment
Financial Pacific	3455 S. 344th Way Federal Way, WA 98001	001-0455669-002	Jun-10	44,267.92	37,877.47	R & D Equipment
		GRAND TOTAL			$200,028.21

Inbound Licenses (Section 5.5)

-	New Light Industries Ltd. licensing agreement entered into in December 2004. Borrower owns the IP but is obligated to pay ongoing license fees.

Prior Names (Section 5.6)

-	Borrower was incorporated under the Delaware General Corporation Law in 1997 as VR Acquisition Corp.
-	In 1997 Borrower changed its name to Kaotech Corporation.
-	In 1998 Borrower changed its name to Interactive Imaging Systems, Inc.
-	In 2004 Borrower changed its name to Vicuity Corporation and then to Icuiti Corporation.
-	In September 2007 Borrower changed our name to Vuzix Corporation.

Inventory Locations (Section 5.6)

-	2166 Brighton Henrietta Townline Road, Rochester, NY 14623.
-	Intermail plc, Horizon West, Canal View Road, Newbury, Berkshire, RG14 5XF (our bounded 3rd party warehouse for the European Union).
-	Japan Vuzix Tokyo Branch, 4-1-1 Shima, Akasaka Bldg #905, Akasaka, Minato-Ku, Tokyo, 1070052 Japan

Litigation (Section 5.7)

-	None

Subsidiaries (Section 5.13)

-	Vuzix (Europe) Limited

CORPORATE RESOLUTIONS TO BORROW

Borrower: VUZIX Corporation

I, the undersigned Secretary or Assistant Secretary of Vuzix Corporation (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from LC Capital Master Fund Ltd (“Lender”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Lender, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Lender that certain Loan and Security Agreement dated as of December __, 2010 (the “Loan Agreement”) and any other agreement entered into between Corporation and Lender in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Lender in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Lender, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants.  To issue Lender warrants to purchase the Corporation’s capital stock.

Further Acts.  To do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Lender may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Lender.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on December ___, 2010 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of _____________, 20__ among [ASSIGNOR], a [TYPE OF ORGANIZATION] organized under the laws of [JURISDICTION] (the “Assignor”), and [ASSIGNEE], a [TYPE OF ORGANIZATION] organized under the laws of [JURISDICTION] (the “Assignee”),

WITNESSETH THAT:

WHEREAS:

This Agreement is supplemental to:

(i)  that certain Loan and Security Agreement dated as of December ___, 2010, by and between Vuzix Corporation, a corporation organized and existing under the laws of the State of Delaware, with offices at 75 Town Centre Drive, Rochester, NY 14623 (the “Borrower”), and LC Capital Master Fund Ltd, a corporation organized and existing under the laws of the Cayman Islands, as lender (the “Lender”) at its office at 680 Fifth Avenue, 12th Floor, New York, New York, 10019, pursuant to which the Lender has agreed to provide to the Borrower a secured credit facility in the amount of Four Million Dollars (U.S. $4,000,000) (the “Loan”);

(ii)  any promissory note issued in connection with the Loan Agreement; and

(iii)  the other Loan Documents (as such term is defined in the Loan Agreement).

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.Defined Terms.  Except as otherwise defined herein, terms defined in the Loan Agreement shall have the same meaning when used herein.

SECTION 2.Assignment and Assumption.

2.1Assignment.  Prior to the effectiveness of this Agreement, the Assignor’s portion of the Loan is US$____________ or ___% of the Loan, of which US$____________ is currently outstanding (the “Assignor’s Outstanding Amount”).  Pursuant to Section 12, of the Loan Agreement, the Assignor hereby sells, transfers and assigns •% (the “Assigned Percentage”) of its portion of the Loan equal to •% of the Loan and representing US$______________ (the “Assigned Loan”) under the Loan Agreement and an undivided share of its right, title and interest in, to and under the Loan Agreement, the Note and the other Loan Documents to the Assignee to the extent of the Assigned Loan.

2.2Assumption.  The Assignee hereby assumes, and shall be fully liable for, the obligations of the Assignor in respect of the Assigned Loan under the Loan Agreement and undertakes to observe and perform all of the covenants and obligations on the part of the Lenders under the Loan Agreement and to be bound by all of the covenants, obligations, undertakings and provisions contained in the Loan Agreement or any Loan Document as are expressed to be binding on the Lenders and shall hereinafter be deemed a “Lender” for all purposes of the Loan Documents and any other Assignment and Assumption Agreement(s), the Assignee’s portion of the Loan thereunder being U.S.$• in respect of the Facility.

SECTION 3.Payment.  Simultaneously herewith, the Assignee shall pay to the Assignor an amount equal to U.S.$•, which amount constitutes the product derived by multiplying (a) the  Assignor’s Outstanding Amount, by (b) the Assigned Percentage.

SECTION 4.Reference to Loan Agreement.  All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreements assigned and assumed pursuant to the terms hereof.

SECTION 5.Assignee Representations.  The Assignee, by entering into this Agreement, agrees to the terms of Section 5 of the Loan Agreement as if fully incorporated herein.

SECTION 6.Appointment of Agent.  The Assignee irrevocably designates and appoints the Lender as its agent and trustee and irrevocably authorizes the Lender to take such action on its behalf and to exercise such powers on its behalf under the Loan Agreement and under the other Loan Documents, each as supplemented hereby, as are delegated to the Lender by the terms of each thereof.

SECTION 7.No Representations as to Security Parties.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Loan Documents. The Assignee acknowledges that it has, independently and without reliance on the Assignor or the Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Security Parties.

SECTION 8.Miscellaneous.

8.1Successors and Assigns. This Assignment and all obligations of the Assignor hereunder shall be binding upon the successors and assigns of the Assignor and shall, together with the rights and remedies of the Assignee hereunder, inure to the benefit of the Assignee, its respective successors and assigns.

8.2Waiver; Amendment.  None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignor and the Assignee.

8.3Invalidity.  If any provision of this Assignment shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Assignment, or the validity of this Assignment as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible.  The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

8.4Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to such party at the address, facsimile number or email address set forth below or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto.  Any notice sent by facsimile or electronic transmission shall be confirmed by letter dispatched as soon as practicable thereafter.

If to the Assignor:
[NAME]
[ADDRESS]

Facsimile No.:
Telephone No.:
Email:
Attention:

If to the Assignee:
[NAME]
[ADDRESS]
Facsimile No.:
Telephone No.:
Email:
Attention:

Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following Business Day) (i) if given by facsimile or electronic transmission, on the date of dispatch thereof (provided further that if the date of dispatch is not a Business Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Business Day in such locality) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

8.5Counterparts; Electronic Delivery.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Assignment by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart.  In the event that either party delivers an executed copy of this Assignment by facsimile or electronic transmission, such party shall also deliver an originally executed copy as soon as practicable, but the failure of such party to deliver an originally executed copy of this Assignment shall not affect the validity or effectiveness of this Assignment.

8.6Headings.  In this Assignment, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Assignment.

SECTION 9.Applicable Law, Jurisdiction and Waivers.

9.1Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

9.2Submission to Jurisdiction.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the other party under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on such party by mailing or delivering the same by hand to the such party at the address indicated for notices in this Assignment.  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the receiving party as such, and shall be legal and binding upon such party for all the purposes of any such action or proceeding.

9.3WAIVER OF IMMUNITY.  TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS ASSIGNMENT.

9.4WAIVER OF JURY TRIAL.  EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

[Signature page follows]

SECTION 10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[ASSIGNOR]

By
Name:
Title:

[ASSIGNEE]

By
Name:
Title: